EXHIBIT 3(i)

                        ARTICLES OF INCORPORATION

                                   OF

                           GLOBAL MEDIA CORP.



KNOW ALL MEN BY THESE PRESENTS:


     That we the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Nevada and do hereby certify:

                                   ONE

The name of this corporation is GLOBAL MEDIA CORP.



                                   TWO

     The resident agent of said corporation shall be Pacific Corporate Services Company, 7631 Bermuda Road, Las Vegas, NV., 89123 and such other offices as may be determined by the By-Laws in and outside the State of Nevada.


                                  THREE

     The objects to be transacted, business and pursuit and nature of the business, promoted or carried on by this corporation are and shall continue to be engaged in any lawful activity.


                                  FOUR

     The members of the governing board shall be styled Directors and the first Board of Directors shall consist of one (1). The number of stockholders of said corporation shall consist of one (1). The number of directors and shareholders of this corporation may, from time to time, be increased or decreased by an amendment to the By-Laws of this corporation in that regard, and without the necessity of amending these Articles of Incorporation. The name and address of the first Board of Directors and of the Incorporator signing these Articles as follows:

      MICHAEL METCALFE        UNIT 29-3347 262ND STREET
                              ALDERGROVE, B.C., CANADA,
                              V4W-2X2

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                                  FIVE

The Corporation is to have perpetual existence.


                                   SIX

     The total authorized capitalization of this Corporation shall be and is the sum of 200,000,000 shares of Common Stock at $0.001 par value, said stock to carry full voting power and the said shares shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property, or services, the stock of other corporations or other values, rights, or things, and the judgement of the Board of Directors as to the value thereof shall be conclusive.


                                  SEVEN

     The capital stock shall be and remain non-assessable. The private property of the stockholders shall not be liable for the debts or liabilities of the Corporation.



IN WITNESS WHEREOF, I have set my hand this 2nd, April, 1997.




                              /s/ MICHAEL METCALFE
                              ------------------------------
                              Michael Metcalfe


Province of British Columbia  )
                              )
Canada                        )


     On this 2nd day of April, 1997 before me, a Notary Public in and for said, Province of British Columbia, Canada. Personally appeared, Michael Metcalfe known to me to be the person whose name is subscribed to the foregoing instrument, and he duly acknowledged to me that he executed the same for the purpose therein mentioned.
     IN WITNESS WHEREOF, I have set my hand and offered by official seal in, The City of Vancouver, Province of British Columbia, Canada, the day and year in this Certificate first above written.



                              /s/ DAVID R. BISSETT
                              -----------------------------------
                                                  Notary Public
                              DAVID R. BISSETT
                              BARRISTER & SOLICITOR
                              1040 - 999 WEST HASTINGS ST.
                              VANCOUVER, B.C.  V6C 2W2